Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT: Leslie Cummings, Vice President of Finance and Treasurer
Knape & Vogt Manufacturing Company (616) 459-3311, Ext. 225
or
Jeff Lambert, Ryan McGrath
Lambert, Edwards & Associates (616) 233-0500

Wind Point Partners Completes Due Diligence for Knape & Vogt Acquisition

GRAND RAPIDS, Michigan, April 5, 2006 – Knape & Vogt Manufacturing Co. (Nasdaq: KNAP) today announced that Wind Point Partners has completed its due diligence process and is proceeding with its previously announced acquisition agreement.

Knape & Vogt (“KV”), the Grand Rapids, Mich.-based manufacturer and distributor of drawer slides, shelving, storage and ergonomic office products, announced in February 2006 that its board of directors approved an offer by private equity firm Wind Point Partners to acquire KV for $19 per share in cash.

The agreement remains subject to KV shareholder approval, as well as certain other conditions, including the securing of financing by Wind Point. KV intends to solicit shareholder approval by means of a proxy statement, which will be mailed to KV shareholders upon the completion of the required Securities and Exchange Commission filing and review process.

About Knape & Vogt
Knape & Vogt Manufacturing Co. brings more than a century of experience to the design, manufacture and distribution of kitchen and bath storage solutions and office products for original equipment manufacturers, specialty distributors, office furniture dealers, hardware chains and major home centers throughout the country. Additional information on KV’s product lines is available on www.knapeandvogt.com.

About Wind Point Partners
Wind Point Partners is a private equity investment firm with offices in Chicago, Illinois and Southfield, Michigan that manages more than $1.8 billion in capital. Wind Point focuses on partnering with top caliber management teams to acquire solid middle market businesses. Wind Point has invested in more than 80 companies since 1984.

SAFE HARBOR UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995
Certain statements contained in this news release that are not historical facts constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “believes,” “should,” and similar expressions, and by the context in which they are used. Such statements are based only upon current expectations of Knape & Vogt.

Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from those expressed or implied. Knape & Vogt undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, business strategies and action, which Knape & Vogt intends to pursue to achieve its strategic objectives, constitute forward-looking information. Implementation of these strategies and achievement of such financial performance are subject to numerous conditions, uncertainties and risk factors, which could cause actual performance to differ materially from the forward-looking statements. These include, but are not limited to, the ability of Knape & Vogt to identify and execute a viable strategic alternative, Knape & Vogt’s continuing to maintain its current growth and profitability and overall economic conditions and other business factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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